Exhibit 99.1

Black Ridge Oil & Gas Announces Restructuring Agreement

MINNETONKA, Minn., March 30, 2016 - Black Ridge Oil & Gas, Inc. ("the Company" or “Black Ridge”) (OTCQB: ANFC), today announces a restructuring agreement with the Company’s subordinated lender, Chambers Energy Management, LP and related entities (“Chambers”). Please reference the Company’s Preliminary Form 14C and 2015 Form 10-K filed with the SEC on March 30, 2016 for additional information regarding this transaction.

Per the terms of the agreement, all of the oil and gas assets (including working capital and tangible and intangible assets) (the “Assets”) currently owned by the Company, together with the liabilities from the Assets and the liabilities from the Company’s Senior Revolving Credit Facility and Subordinated Credit Facility, will be contributed to Black Ridge Holding Company, LLC (“BRHC”), a new entity controlled and majority-owned by Chambers. Black Ridge will have an initial ownership in BRHC of 5.0%, subject to dilution from additional capital investments made by Chambers. Black Ridge will continue to manage the oil and gas assets of the new entity in exchange for a management fee and further non-voting equity sharing if certain valuation hurdles are met. This transaction is subject to approval from Cadence Bank, N.A. (“Cadence”), and completion of required filings with the Securities and Exchange Commission. The transaction is expected to close in May of 2016 with an effective date of April 1, 2016. The Company will exit this restructuring with no debt.

Management Comment

“The restructuring agreement with Chambers marks the conclusion of a very challenging period for Black Ridge and our shareholders,” said Ken DeCubellis, Chief Executive Officer. “Our total debt at year end was just over $60mm and our SEC PV10 asset value just over $30mm, indicating a sizeable gap between total debt and asset value at recent oil prices. Upon closing of this transaction, Black Ridge will emerge debt free with an equity ownership in BRHC. Our team will manage the assets on behalf of BRHC and work with our capital providers, including Chambers and Merced Capital, to acquire distressed oil and gas assets. The restructuring transaction provides a clean, clear path forward for us to focus on our asset management business, which we believe has the potential to produce equity returns far in excess of those that could have been derived from our previous asset base in the current commodity price environment.”

Transaction Highlights

•	Black Ridge Oil & Gas will remain a public company, transitioning corporate strategy from that of a direct asset owner to that of an indirect asset owner and asset manager, with no change to governance or shareholder base
•	Black Ridge Oil & Gas will be debt free and receive a management fee, initially set at up to $2 million per year, for managing the assets in BRHC. This fee is expected to cover our existing cash G&A
•	Black Ridge Oil & Gas shareholders will initially own 5% equity in BRHC (subject to dilution by additional Chambers investments in BRHC) and participate in additional non-voting equity upside via a profits interest
•	Chambers will convert their $32.8 Million subordinated loan to 95% equity ownership in BRHC
•	The Cadence Senior Revolving Credit Facility will be transferred to BRHC and a new borrowing base will be determined
•	Chambers has committed to fund BRHC with up to $30 million of additional capital and an initial investment of at least $10 million, pending finalization of the new Cadence borrowing base
•	Black Ridge Oil & Gas management will continue to aggressively focus on acquisition of distressed assets with our capital providers including Chambers and Merced Capital

Cautionary Statement as to Forward-Looking Statements

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect management’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, volatility in commodity prices for crude oil and natural gas, environmental risks, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital or have access to debt financing, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, increases in operator costs, other economic, competitive, governmental, regulatory and technical factors affecting our Company's operations, products, services and prices and other risks inherent in the Company's businesses that are detailed in the Company's Securities and Exchange Commission ("SEC") filings. Readers are encouraged to review these risks in the Company's SEC filings.

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About the Company

Black Ridge Oil & Gas is an oil and gas exploration and production company based in Minnetonka, Minnesota. Black Ridge's focus is exclusive to the Williston Basin Bakken and Three Forks trend in North Dakota and Montana. For additional information, visit the Company's website at www.blackridgeoil.com.

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Contact

Black Ridge Oil & Gas, Inc.

Ken DeCubellis, Chief Executive Officer
952-426-1241

www.blackridgeoil.com

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